                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                                   HI/FN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

               Shares of Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    428358105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]   Rule 13d-1(b)
         [ ]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)



                                    1 of 11

-------------------                                          -------------------
CUSIP No. 428358105                    13G
-------------------                                          -------------------


--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               WS Capital, L.L.C.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

      3        SEC USE ONLY


--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------

                                5        SOLE VOTING POWER

                                         670,300
                          ------------------------------------------------------

       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY          ------------------------------------------------------
          EACH
       REPORTING                7        SOLE DISPOSITIVE POWER
      PERSON WITH
                                         670,300
                          ------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER


                                         0
--------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               670,300
--------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]
--------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.3%
--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------


         *SEE INSTRUCTIONS BEFORE FILLING OUT



                                    2 of 11

-------------------                                          -------------------
CUSIP No. 428358105                    13G
-------------------                                          -------------------


--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               WS Capital Management, L.P.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

      3        SEC USE ONLY


--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------

                                5        SOLE VOTING POWER

                                         670,300
                          ------------------------------------------------------
       NUMBER OF
         SHARES                 6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         0
          EACH            ------------------------------------------------------
       REPORTING
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         670,300
                          ------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               670,300
--------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.3%
--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               IA
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT



                                    3 of 11

-------------------                                          -------------------
CUSIP No. 428358105                    13G
-------------------                                          -------------------


--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Reid S. Walker
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

      3        SEC USE ONLY


--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
--------------------------------------------------------------------------------

                                5        SOLE VOTING POWER

                                         670,300
                          ------------------------------------------------------
       NUMBER OF
         SHARES                 6        SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         307,600
          EACH            ------------------------------------------------------
       REPORTING
      PERSON WITH               7        SOLE DISPOSITIVE POWER


                                         670,300
                          ------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER


                                         307,600
--------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               977,900
--------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]
--------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.2%
--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------


         *SEE INSTRUCTIONS BEFORE FILLING OUT



                                    4 of 11

-------------------                                          -------------------
CUSIP No. 428358105                    13G
-------------------                                          -------------------


--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               G. Stacy Smith
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------

      3        SEC USE ONLY


--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
--------------------------------------------------------------------------------

                                5        SOLE VOTING POWER

                                         670,300
                          ------------------------------------------------------

       NUMBER OF                6        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       307,600
        OWNED BY          ------------------------------------------------------
          EACH
       REPORTING                7        SOLE DISPOSITIVE POWER
      PERSON WITH
                                         670,300
                          ------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER


                                         307,600
--------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               977,900
--------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]
--------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.2%
--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT



                                    5 of 11

                                  SCHEDULE 13G

         This Schedule 13G (the "Schedule 13G") is being filed on behalf of WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), WS Capital Management, L.P., a Texas limited partnership ("WS Capital Management"), and Mr. Reid S. Walker and Mr. G. Stacy Smith, principals of WS Capital and WSV Management, L.L.C. ("WSV"), relating to shares of common stock of hi/fn, inc. (the "Issuer").

         This Schedule 13G relates to shares of Common Stock of the Issuer purchased by (1) WS Capital for the account of (i) Walker Smith Capital Master Fund ("WSC Master Fund"), a Texas general partnership composed of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., each a Texas limited partnership, and (ii) Walker Smith International Fund, Ltd. ("Walker Smith International"), a British Virgin Islands exempted company, and (2) WSV for the account of (i) WS Opportunity Master Fund ("Opportunity Master Fund"), a Texas general partnership composed of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., each a Texas limited partnership, and (ii) WS Opportunity Fund International, Ltd. ("Opportunity International"), a Cayman Islands exempted company. WS Capital Management, L.P. ("WS Capital Management") is (i) the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., (ii) agent and attorney-in-fact for WSC Master Fund, and (iii) the investment manager of Walker Smith International. WS Capital is the general partner of WS Capital Management. WS Ventures Management, L.P. ("WSVM") is (i) the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., (ii) agent and attorney-in-fact for Opportunity Master Fund, and (iii) the investment manager of Opportunity International. WSV is the general partner of WSVM.

ITEM 1(a)               NAME OF ISSUER.

                        hi/fn, inc.

ITEM 1(b)               ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                        750 University Avenue, Suite 230
                        Los Gatos, California 95032

ITEM 2(a)               NAME OF PERSON FILING.

                        WS Capital, L.L.C., WS Capital Management, L.P., Reid S. Walker and G. Stacy Smith

ITEM 2(b)               ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
                        RESIDENCE.

                        300 Crescent Court, Suite 880
                        Dallas, Texas 75201

ITEM 2(c)               CITIZENSHIP OR PLACE OF ORGANIZATION.

                        WS Capital is a limited liability company organized under the laws of the State of Texas. WS Capital Management is a limited partnership organized under the laws of the State of Texas and for which WS Capital serves as general partner. Reid S. Walker and G. Stacy Smith are the principals of WS Capital and are United States citizens.

ITEM 2(d)               TITLE OF CLASS OF SECURITIES.

                        Common Stock, par value $0.001 per share (the "Common Stock").

ITEM 2(3)               CUSIP NUMBER.

                        428358105



                                    6 of 11

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

   (a)        [ ]    Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).

   (b)        [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

   (c)        [ ]    Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).

   (d)        [ ]    Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e)        [X]    An investment advisor in accordance with Section
                     240.13d-1(b)(1)(ii)(E).

   (f)        [ ]    An employee benefit plan or endowment fund in accordance
                     with Section 240.13d-1(b)(1)(ii)(F).

   (g)        [ ]    A parent holding company or control person in accordance
                     with Section 240.13d-1(b)(1)(ii)(G).

   (h)        [ ]    A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813).

   (i)        [ ]    A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3).

   (j)        [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4                  OWNERSHIP.

                        (a) WS Capital and WS Capital Management are the beneficial owners of 670,300 shares of Common Stock held by WSC Master Fund and Walker Smith International. Messrs. Walker and Smith are the beneficial owners of 977,900 shares of Common Stock, which includes (1) 670,300 shares of Common Stock beneficially owned by WS Capital and WS Capital Management for the accounts of WSC Master Fund and Walker Smith International and (2) 307,600 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of Opportunity Master Fund and Opportunity International.

                        (b) WS Capital and WS Capital Management are the beneficial owners of 6.3% (determined by dividing 670,300 shares of Common Stock presently beneficially owned by WS Capital and WS Capital Management by 10,586,590 shares of Common Stock issued and outstanding as of December 6, 2002, according to the Issuer's Annual Report on Form 10-K filed December 16, 2002) of the outstanding shares of Common Stock. Messrs. Walker and Smith are the beneficial owners of 9.2% (determined by dividing 977,900 shares of Common Stock presently beneficially owned by Messrs. Walker and Smith by 10,586,590 shares of Common Stock issued and outstanding as of December 6, 2002, according to the Issuer's Annual Report on Form 10-K filed December 16, 2002) of the outstanding shares of Common Stock.

                        (c) WS Capital as general partner of WS Capital Management has the sole



                                    7 of 11
                                    power to vote and dispose of the 670,300 shares of Common Stock beneficially owned by them and held by WSC Fund and Walker Smith International. As the principals of WS Capital, Messrs. Walker and Smith may direct the vote and disposition of the 670,300 shares of Common Stock beneficially owned by WS Capital. Messrs. Walker and Smith have shared power to vote and dispose of 307,600 shares of Common Stock beneficially owned by WSV.

ITEM 5                  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        Inapplicable.

ITEM 6                  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                        PERSON.

                        Inapplicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        Inapplicable.

ITEM 8                  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                        GROUP.

                        Inapplicable.

ITEM 9                  NOTICE OF DISSOLUTION OF GROUP.

                        Inapplicable.

ITEM 10                 CERTIFICATION.

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS                EXHIBIT 1

                        Joint Filing Agreement dated February 4, 2003 between WS Capital, L.L.C., WS Capital Management, L.P., Reid S. Walker and G. Stacy Smith.



                                    8 of 11

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 7, 2003


                                       WS CAPITAL, L.L.C.



                                       By: /s/ REID S. WALKER
                                           -------------------------------------
                                           Reid S. Walker
                                           Member





                                       WS CAPITAL MANAGEMENT, L.P.



                                       By: WS Capital, L.L.C., its general
                                           partner



                                       By: /s/ REID S. WALKER
                                           -------------------------------------
                                           Reid S. Walker
                                           Member





                                       /s/ REID S. WALKER
                                       -----------------------------------------
                                       Reid S. Walker





                                       /s/ G. STACY SMITH
                                       -----------------------------------------
                                       G. Stacy Smith



                                    9 of 11

EXHIBIT NO.             DESCRIPTION
-----------             -----------
   1                    Joint Filing Agreement dated February 4, 2003 between WS
                        Capital, L.L.C., WS Capital Management, L.P., Reid S.
                        Walker and G. Stacy Smith.



                                    10 of 11